Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in Registration Statements No. 333-145048 on Form S-3 and Nos. 333-130377 and 333-153299 on Form S-8 of IntercontinentalExchange, Inc. (“ICE”) of our report dated April 23, 2008, related to the consolidated financial statements of Creditex Group Inc. as of and for the year ended December 31, 2007, appearing in this Current Report on Form 8-K of ICE dated September 2, 2008.
/s/ DELOITTE & TOUCHE LLP
New York, New York
September 2, 2008